UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2011

COMPUTER PROGRAMS AND SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-49796	74-3032373
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6600 Wall Street, Mobile, Alabama 36695

(Address of principal executive offices, including zip code)

(251) 639-8100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

Concurrent with the closing of the real estate purchase described in Item 2.01 below, on December 13, 2011 Computer Programs and Systems, Inc. (the “Company”) terminated each of its eight real estate leases with C.P. Investments, Inc., a related party of the Company, under which the Company had leased its corporate headquarters campus in Mobile, Alabama from C.P. Investments, Inc. The leases with C.P. Investments, Inc., copies of which have previously been filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”), were scheduled to expire at various times between April 2012 and December 2015. Under the eight lease agreements, the Company made total lease payments to C.P. Investments, Inc. in the amount of $1,697,478 in 2010 and $1,980,774 in 2011. The annual rent paid under these leases was determined by an independent, third-party appraisal firm. The Company did not pay any early termination penalties in connection with the termination of such leases. The disclosure set forth under Item 2.01 below is incorporated by reference in response to this Item 1.02.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously disclosed in a Current Report on Form 8-K filed by the Company with the SEC on November 15, 2011 (the “Prior Form 8-K”), the Company entered into a Real Estate Sales Agreement with C.P. Investments, Inc. (the “Seller”) on November 14, 2011 (the “Agreement”) to acquire from the Seller the Company’s corporate headquarters campus in Mobile, Alabama (the “Property”). The Property consists of approximately 16.5 acres and 135,500 square feet of office space, which includes the Company’s main headquarters building (consisting of approximately 66,000 square feet of office and warehouse space), 11 additional smaller buildings (consisting of approximately 6,000 square feet of office space each) and an additional building (consisting of approximately 3,500 square feet of office space).

On December 13, 2011 (the “Effective Date”), the Company completed its acquisition of the Property. The aggregate purchase price paid by the Company for the Property, excluding adjustments for prorated rent through the Effective Date, was $9,500,000. The purchase price was paid by the Company entirely from cash on hand. Until the Effective Date, the Company leased the Property from the Seller under eight separate lease agreements, each of which was terminated as of the Effective Date pursuant to the terms of the Agreement.

The Seller is a related party of the Company, as the stockholders of the Seller include an executive officer of the Company, Michael K. Muscat, Jr., and two of his siblings, each of whom owns a 10% equity interest in the Seller. As disclosed in the Prior Form 8-K, the Audit Committee of the Board of Directors of the Company reviewed and approved the terms and conditions of the Agreement. The Audit Committee evaluated and considered a number of factors, including the financial benefit to the Company of owning instead of leasing the Property and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances. The Audit Committee also took into account the results of three separate appraisals of the Property ordered by the Company from three independent, third-party appraisal firms in 2011. After consideration and discussion of these factors, the Audit Committee concluded that the Agreement was fair to, and in the best interests of, the Company and its stockholders.

We have provided additional information regarding the Agreement and the acquisition of the Property in the Prior Form 8-K.

In connection with the purchase of the Property, the Company is providing, under Item 9.01 of this Current Report on Form 8-K, certain unaudited pro forma condensed financial information (the “Pro Forma Financial Information”) which gives effect to the acquisition of the Property as of the dates and for the periods therein specified. We have prepared the Pro Forma Financial Information to illustrate what the Company’s financial condition and results of operation would have been if the Company had completed the acquisition of the Property as of the dates indicated in the Pro Forma Financial Information. In preparing the Pro Forma Financial Information, we have used certain assumptions which at the time of preparation we believed were reasonable. However, we cannot provide assurance that any or all of our assumptions will prove to be correct. Our actual financial condition and our actual results of operation following the completion of the acquisition of the Property may be materially different than presented herein.

Item 9.01.	Financial Statements and Exhibits.

(b)  Pro Forma Financial Information:

The unaudited pro forma condensed financial information of the Company presented below gives effect to the Company’s acquisition of the Property as if it had been completed as of January 1, 2010 with respect to the pro forma results of operations data, and as of September 30, 2011 with respect to the pro forma balance sheet data. We have adjusted the historical financial information to give effect to pro forma events that are (1) directly attributable to financing of the acquisition, (2) factually supportable and (3) with respect to the statements of income, expected to have continuing impact on the Company’s results of operations.

The unaudited pro forma condensed financial information below should be read in conjunction with the Company’s unaudited financial statements for the three and nine months ended September 30, 2011 in its Quarterly Report on Form 10-Q, and the Company’s audited financial statements for the year ended December 30, 2010 included in its Annual Report on Form 10-K.

The acquisition of the Property was accounted for by the Company under the acquisition method of accounting. Under this method of accounting, the Property was recorded based upon its estimated fair value at the date of completion of the acquisition. If the purchase price had exceeded the fair value of the Property, the excess purchase price would have been recorded as goodwill. The acquisition did not result in goodwill being recognized. The unaudited pro forma condensed financial information presented below includes adjustments, which are based upon preliminary estimates, to reflect the estimated fair value of the Property as of September 30, 2011. The purchase price consisted of cash consideration of $9.5 million paid as of the closing date.

The following unaudited pro forma condensed financial information is presented for illustrative purposes only and is not necessarily indicative of what the Company’s actual financial position or results of operations would have been had the acquisition of the Property been completed on the dates indicated above. In addition, the unaudited pro forma condensed financial information does not purport to project the future financial position or operating results of the Company. This information does not give effect to (1) the Company’s results of operations or other transactions or developments since September 30, 2011, (2) the impact of potential changes in results of operations resulting from the acquisition of the Property and (3) the effects of transactions or developments that may occur subsequent to the acquisition of the Property. The foregoing matters could cause both the Company’s historical pro forma financial position and results of operations, and the Company’s actual future financial position and results of operations, to differ materially from those presented in the following unaudited pro forma condensed financial information.

Unaudited Pro Forma Condensed Financial Information

The pro forma effect of the acquisition of the Property on the Company’s most recent Condensed Balance Sheet as of September 30, 2011, as if the Property had been acquired on September 30, 2011, would have been a reduction of cash and cash equivalents of $9.5 million and an increase in property and equipment of $9.5 million.

The pro forma effect of the acquisition of the Property on the Company’s Condensed Statement of Income for the year ended December 31, 2010, as if the acquisition had been consummated on January 1, 2010, would have been an increase in net income per share – diluted of $0.08. This increase is the result of the elimination of $1.7 million of rent expense and the addition of $0.3 million in depreciation expense during such year and the related tax effects.

The pro forma effect of the acquisition of the Property on the Company’s Condensed Statement of Income for the nine months ended September 30, 2011, as if the acquisition had been consummated on January 1, 2010, would have been an increase in net income per share – diluted of $0.07. This increase is the result of the elimination of $1.3 million of rent expense and the addition of $0.2 million in depreciation expense during such period and the related tax effects.

(d)  Exhibits:

Exhibit No.	Exhibit

10.1	Real Estate Sales Agreement, dated November 14, 2011, between C.P. Investments, Inc. and Computer Programs and Systems, Inc. (filed as Exhibit 10.1 to CPSI’s Current Report on Form 8-K dated November 14, 2011, and incorporated herein by reference)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER PROGRAMS AND SYSTEMS, INC.

Date: December 15, 2011	By:	/s/ David A. Dye
David A. Dye
Chief Financial Officer